CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Zanna McFerson
[*]
February 5, 2013
Re: Offer of Employment with Amyris, Inc.
Dear Zanna:
On behalf of Amyris, Inc. (“Amyris”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on March 4, 2013 or a mutually agreeable date under the following terms:

1.	Position
You will be employed full-time by Amyris as Chief Business Officer reporting to me, John Melo, CEO and have initial responsibility for Sales, Marketing, Collaborations and Supply Chain. These responsibilities may change subject to the business needs.

2.	Salary
Your base salary will be $375,000.00 per year ($31,250.00 per month) payable in accordance with Amyris’ regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to Amyris’ employee compensation policies then in effect.

3.	Bonus
You will be eligible for a performance based bonus. Subject to the approval of the Board, your annual bonus target will be $100,000.00. You will be eligible to be considered for such bonus eligible provided only that (i) you achieve certain performance objectives which shall be established during the first month of your employment with Amyris, (ii) you are still employed by Amyris at year-end and when the bonus is paid out.

4.	Equity
Amyris will recommend to its Board of Directors that you be granted an option to purchase 200,000 shares of common stock of Amyris at the fair market value of the common stock on the date of Board approval. Such shares would vest as follows: (i) twenty five percent (25%) upon completion of your twelfth (12th) month of employment, and (ii) the balance in a series of thirty six (36) equal monthly installments upon completion of each additional month of employment with Amyris thereafter. . In addition, Amyris will recommend to its Board of Directors that you be granted, effective following the commencement of your employment with Amyris, 130,000 restricted stock units (“RSUs”) that would vest as follows: (i) 80,000 would vest upon completion of the first anniversary of your start date and the balance would vest upon the second anniversary of your start date. Such equity awards will be subject to Amyris’ standard terms and conditions, including

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

continuous service requirements, under its relevant equity incentive plan and grant documents.

5.	Relocation Expenses
Amyris will reimburse you for and/or directly pay up to $100,000 in total relocation costs associated with your move from Minnesota to the San Francisco Bay Area. We request that you work with us to solicit several bids for the movement of your household goods and car from experienced moving companies. Amyris will directly retain one of the companies, the choice of which would be mutually acceptable to you and Amyris. Subject to the limitations set out above, the expenses relating to the movement of your household goods and car will be paid directly by Amyris to the moving company. All other amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law. This amount provided to you for relocation will be grossed up to cover applicable taxes to you. In the event that you terminate your employment with Amyris before the completion of twelve (12) months of employment (other than as a result of a Constructive Termination (as defined below)), you agree to promptly repay Amyris one hundred percent (100%) of the relocation expenses by personal check or other negotiable instrument, less any amounts which have been paid in taxes based on your income from the relocation expenses.

So long as you are employed by Amyris and provide reasonable documentation of the relevant expenses Amyris will reimburse you for the following:

•	Up to six (6) months of rental expense for an apartment in the San Francisco Bay Area in order to provide you with enough time to secure permanent accommodations; and

•	Up to eight (8) round trip (San Francisco, California to Minnesota) air fares for one (1) year from your start date for you.

6.	Benefits
You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris subject to the terms of such plans. Currently, these include (i) 12 paid holidays, (ii) 4 weeks of paid vacation (pro-rated by hiring date), (iii) up to 6 days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) supplemental health and flexible spending accounts, (vii) group term life insurance, (viii) accidental death & disability insurance, (ix) long-term disability insurance, and (x) 401K plan. You will also be eligible to receive paid access to gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris’ policies. Enclosed is an Employee Benefit Overview.

7.	Termination of Employment
If you resign your employment with Amyris or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris, and (ii) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following:

(A) Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris, provided that these payments will be terminated as of the date you commence employment with another employer or engage or participate in any consulting or advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity (each, an “Engagement”);
(B) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris or any other Engagement; and
(C) If your employment is terminated by Amyris for any reason other than for Cause within your first year of employment, a portion of your option granted under Section 4 above will vest as follows: the number of shares that shall vest shall be equal to the number obtained by multiplying the number of shares of common stock subject to the option granted pursuant to Section 4 by a fraction, the numerator of which shall be the number of complete months you have been employed by Amyris up to the date of termination and the denominator of which shall be 48.
You will notify Amyris in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing. These salary and benefits continuance benefits are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.
For all purposes under this Agreement, a termination for “Cause” shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris, (iii) conviction or plea of no contest to a felony or to a misdemeanour involving moral turpitude under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to Amyris or its affiliates, (v) non-performance, non-compliance or interference with any third party's performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (vi) your failure to satisfactorily perform your duties as assigned from time to time by Amyris after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

8.	Change of Control
If, during your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 7, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Section 7 above.

“Change of Control” shall mean (i) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris is transferred by the holders of Amyris’s outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris, or (iii) any other transaction or series of related transactions, in which Amyris’ stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.
“Constructive Termination” shall mean a resignation of your employment because of the occurrence of any of the following events which occurs within six (6) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all or substantially all executive officers of Amyris, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to Amyris within thirty (30) days of the occurrence of a condition listed above and allow the Amyris thirty (30) day in which to cure such condition. Additionally, in the event that Amyris fails to cure the condition within the cure period provided, you must terminate employment with Amyris within thirty (30) days of the end of the cure period.

9.	Amyris’ Policies
As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

10.	“At-Will” Employment
Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris’ personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by Amyris’ Chief Executive Officer.

11.	Full-Time Service to Amyris
Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from the Chief Executive Officer of Amyris.

12.	Conditions of Offer
In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.
You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•
You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by Amyris that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.
By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person or entity that may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris’ premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person or entity to whom you previously provided services.

13.	Tax Compliance
For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations there under (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Amyris or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

14.	Entire Agreement
Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the “Offer Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by the Chief Executive Officer of Amyris to be effective.

Please confirm your acceptance of this offer by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to me by February 8, 2013. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at [*].

Sincerely,

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Zanna McFerson                            06 February    , 2013
Zanna McFerson                Date

Enclosures

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.